SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☐	Definitive additional materials

☒	Soliciting material pursuant to §240.14a-12

LifeLock, Inc.

(Name of Registrant as Specified in Its Charter)

Symantec Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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Filed by Symantec Corporation

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: LifeLock, Inc.

Commission File No.: 001-35671

The following is an email sent from Fran Rosch, Executive Vice President of Symantec’s Norton Business Unit, to employees of LifeLock, Inc. on December 9, 2016.

Greetings,

Today and over the next few weeks, I want to further clarify our strategy and integration priorities as Norton and LifeLock work toward becoming one team early next year, once the merger closes. I trust you agree that communication during such change is important. In this first note, I’d want to cover the strategic rationale for bringing Norton and LifeLock together.

Cybercriminals are accelerating the sophistication and frequency of their attacks. They’re working hard to steal what’s most important to consumers—personal information, money and identities. It can be a challenge for consumers to understand not only the different means of attack, but also how to select and deploy technology solutions from various vendors to protect themselves.

We believe consumers need a single ally who can provide them comprehensive solutions to protect their digital lives. The elements found within this single Digital Safety Platform will evolve over time, just as threats evolve. Right now, we believe that the baseline solution must include identity protection and restoration, endpoint security for PC, Mac and mobile, WiFi Security, secure password management, parental controls, and secure backup.

Today, no single company can provide all of these elements. By working to bring together the leading identity protection company and the leading cybersecurity company, we hope to uniquely position Symantec and LifeLock to redefine what it means to be safe in a digital world.

I hope you can see this potential and agree how beneficial this unified Digital Safety Platform will be for consumers. The LifeLock team has built a great business and continues to grow. Norton has also built a great business, protecting more than 50 million users around the world with award-winning technology. We are confident that our plans to combine these two great businesses together and leverage our respective strengths, we can accelerate the progress and growth of both. In addition to benefitting our customers, this will also be great for our partners, who will have a richer solution set to market, and both companies will get even stronger. When combined, these growing businesses will also generate great opportunities for you, as team members.

We at Symantec are excited about LifeLock because of your large and loyal membership, the technology that powers the identity protection solution, and the people with the know-how who have made the business so successful. Together, our priority is to create the world’s largest consumer digital safety company.

I couldn’t be more excited to work with you to build this new digital safety company—for our customers, employees, partners and shareholders.

In my coming notes, I’ll cover integration priorities and process, as well as the importance of culture in a successful organization.

Thanks,

Fran

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION

In connection with the proposed transaction, LifeLock will file a proxy statement with the SEC. The definitive proxy statement will be mailed to LifeLock stockholders and will contain important information about the proposed transaction and related matters. LIFELOCK STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. LifeLock stockholders are advised that they may obtain free copies of the proxy statement filed by LifeLock with the SEC (when this document becomes available) on the SEC’s website at http://www.sec.gov. In addition, free copies of the proxy statement may be obtained (when this document becomes available) from LifeLock’s website at http://investor.LifeLock.com/ or from LifeLock by written request to Investor Relations, 60 East Rio Salado Parkway, Suite 400 Tempe, Arizona 85281.

Additionally, LifeLock and Symantec will file other relevant materials in connection with the proposed acquisition of LifeLock by Symantec pursuant to the terms of an Agreement and Plan of Merger by and among, Symantec, L1116 Merger Sub, Inc., a wholly owned subsidiary of Symantec, and LifeLock Symantec, LifeLock and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of LifeLock stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Symantec’s executive officers and directors in the solicitation by reading Symantec’s most recent Annual Report on Form 10-K, which was filed with the SEC on May 20, 2016 and the proxy statement for Symantec’s 2016 annual meeting of stockholders, which was filed with the SEC on September 9, 2016. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Symantec’s Investor Relations Website at http://investor.symantec.com. Information concerning the interests of LifeLock’s participants in the solicitation, which may, in some cases, be different than those of LifeLock’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.